Exhibit 10.1

EXECUTION

SYNERGY PHARMACEUTICALS INC.

SUPERPRIORITY DIP FACILITY

Binding Term Sheet

December 11, 2018

This binding term sheet (the “Binding Term Sheet”) sets forth the terms and conditions with respect to the New Money DIP Loans (as defined below), the DIP Facility (as defined below), the treatment of the Prepetition Obligations (as defined below),  which terms and conditions will be set forth in the DIP Loan Documents (as defined below).

The obligations of the DIP Lenders to provide financing pursuant to this Binding Term Sheet shall be subject to the terms and conditions set forth herein and conditioned upon (i) the execution and delivery of definitive DIP Loan Documents (as defined below), (ii) the execution and delivery of signature pages to this Binding Term Sheet by each of the parties hereto, and (iii) the entry in the Bankruptcy Court (as defined below) of the Financing Orders (as defined below).

Borrower:

Synergy Pharmaceuticals Inc., a debtor-in-possession in the cases (the “Chapter 11 Cases”) pending with respect to itself and Synergy Advanced Pharmaceuticals, Inc., its wholly owned subsidiary (each a “Debtor” and, collectively, the “Debtors) under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) and filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). (As used herein, the term “Petition Date” shall mean the date upon which the Chapter 11 Cases are commenced in the Bankruptcy Court.)

Guarantor:	Synergy Advanced Pharmaceuticals, Inc., a wholly owned subsidiary of the Borrower (the Borrower and the Guarantor, together, the “DIP Loan Parties”).

DIP Lenders and Commitments:

Each of the entities and their respective commitments set forth on Exhibit A hereto, as such exhibit may be amended prior to the entry of the Final Order (as defined below) solely to adjust the “proportionate shares” of the DIP Lenders, but not to reduce the aggregate commitments of the DIP Lenders, collectively.

Administrative Agent and Collateral Agent:	CRG Servicing LLC (the “DIP Administrative Agent” and collectively with the DIP Lenders, the “DIP Secured Parties”).

Prepetition Credit Agreement:

That certain Term Loan Agreement (the “Prepetition Credit Agreement”), dated as of September 1, 2017 (as later modified or amended), among Synergy Pharmaceuticals Inc. (the “Prepetition Borrower”), the Subsidiary Guarantors party thereto (the “Prepetition Guarantors”), the lenders party thereto (the “Prepetition Lenders”), and CRG Servicing LLC as Administrative Agent and Collateral Agent (the “Prepetition Administrative Agent” and collectively with the Prepetition Lenders, the “Prepetition Secured Parties”). Unless

otherwise defined herein, terms defined in the Prepetition Credit Agreement are used herein with such defined meanings.

DIP Facility:

Debtor-in-possession senior secured superpriority term loan facility in an aggregate principal amount equal to [$155,000,000], comprised of [$45,000,000] of “new money” loans (the “New Money DIP Loans”), plus approximately [$110,000,000] of loans representing a “roll up” of a portion of the Prepetition Obligations (as defined below) equal to the sum of (i) outstanding principal, plus (ii) accrued and unpaid interest, including accrued and unpaid postpetition interest at the Default Rate specified in the Prepetition Credit Agreement (the “Prepetition Default Rate”) from the Petition Date through and including the date of the entry of the Second Interim Order (and as otherwise provided in the Second Interim Order), plus (iii) any and all unreimbursed costs, fees and expenses of the Prepetition Secured Parties incurred in accordance with the Prepetition Credit Agreement (the “Roll Up Dip Loans” and together with the New Money DIP Loans, the “DIP Loans”).

Interest Rate:

Interest shall accrue on the DIP Loans at the rate of Libor + 9.50% per annum, and shall be payable monthly, on the first (1st) business day of each month, in arrears, in accordance with the Budget (defined below).

Default Rate:

At all times while an Event of Default (as defined in the DIP Loan Documents) exists, principal, interest and other amounts shall bear interest at a rate per annum equal to 4.00% in excess of the interest rate set forth in “Interest Rate” above.

New Money DIP Loan Fees:

1.             An “Upfront Fee” equal to 2.00% of the total amount of New Money DIP Loans shall be paid upon entry of the Final Order (as defined below).

2.             An “Exit Fee” equal to 3.00% of the total amount of New Money DIP Loans shall be paid upon the Maturity Date (as defined below).

Nature of Fees:	Fully earned and non-refundable under all circumstances.

Expenses of DIP Secured Parties:	The reasonable and documented professional fees and expenses incurred by the DIP Secured Parties shall be promptly paid by the Debtors on no less than a monthly basis.

Maturity Date:

The earliest of (a) April 9, 2019; (b) the consummation of a sale of all or substantially all of the Borrower’s assets; (c) acceleration of the DIP Loans pursuant to the DIP Loan Documents (as defined below); and (d) such later date as the DIP Lenders in their sole discretion may agree in writing with the Debtors.

Budget:	All advances under the DIP Facility and any Cash Collateral shall be used by the DIP Loan Parties solely in accordance with a rolling 13-

week budget (the “Budget”), for the period commencing on the Petition Date through and including March 31, 2019 (the “Budget Period”), setting forth all forecasted (i) cash receipts of the DIP Loan Parties (the “Cash Receipts”) (ii) cash operating disbursements (the “Cash Operating Disbursements”) of the DIP Loan Parties, and (iii) non-operating, bankruptcy-related cash disbursements of the DIP Loan Parties (the “Cash Bankruptcy Disbursements”), which Budget shall be approved by the DIP Administrative Agent in its sole and absolute discretion and may be modified by the DIP Loan Parties with the written consent of the DIP Administrative Agent in its sole and absolute discretion and without further order of the Bankruptcy Court; provided, that (i) the total amount of funding provided pursuant to the Budget shall not exceed the total amount of the DIP Facility authorized by each of the Financing Orders (as defined below), and (ii) the reasonable and documented professional fees and expenses incurred by the DIP Secured Parties shall not be subject to a cap. A copy of the Budget approved by the DIP Administrative Agent is attached hereto as Exhibit B.

Compliance with the Budget will be measured every week, starting with the third week following the Petition Date, for the period beginning as of the week of the Petition Date and ending the week prior to the week on which compliance is measured. For purposes of illustration, on the third week following the Petition Date, the DIP Loan Parties’ compliance with the Budget for the first two weeks following the Petition Date shall be measured. Each date on which compliance with the Budget is measured is referred to herein as a “Testing Date”. As of any applicable Testing Date:

1.             the cumulative Cash Receipts may vary from the Budget by no more than the following: (a) 20.00% for the first four-week period (and each week thereof), beginning as of the week of the Petition Date, (b) 15.00% for the first five-week period beginning as of the week of the Petition Date, and (c) 10.00% for the first six-week period and all subsequent weeks of the period beginning as of the week of the Petition Date (the “Cash Receipt Variance”);

2.             the cumulative Cash Operating Disbursements may vary from the Budget by no more than the following: (a) 20.00% for the first four-week period (and each week thereof), beginning as of the week of the Petition Date, (b) 15.00% for the first five-week period beginning as of the week of the Petition Date, and (c) 10.00% for the first six-week period and all subsequent weeks of the period beginning as of the week of the Petition Date (the “Cash Operating Variance”); and

3.             the cumulative Cash Bankruptcy Disbursements shall not exceed at any time during the Budget Period the aggregate capped amount set forth in the Budget with respect thereto (the “Cash Bankruptcy Disbursement Cap”), subject to a variance of no more than 10% (the “Cash Bankruptcy Disbursement Variance” and together with the Cash Receipt Variance and the Cash Operating Variance, the “Permitted Variances”).

The DIP Loan Parties shall be deemed to be in compliance with the Budget for all purposes under this Binding Term Sheet, the DIP Loan Documents, and the Financing Orders unless, as of any applicable date of determination, the DIP Loan Parties’ (x) cumulative Cash Receipts, (y) cumulative Cash Operating Disbursements, or (z) cumulative Bankruptcy Disbursements, as applicable, vary from the Budget by more than the applicable Permitted Variance as measured on any Testing Date; provided, however, that with respect to cumulative Cash Receipts, the DIP Loan Parties shall not be deemed to have failed to comply with the Budget unless the DIP Loan Parties’ cumulative Cash Receipts fall beneath the amounts set forth in the Budget as measured on any two consecutive Testing Dates during the first four week period beginning as of the Petition Date. All references to compliance with the “Budget” in this Term Sheet shall be construed as being qualified by the phrase, “subject to Permitted Variances.”

As further set forth below, after the first three weeks following the Petition Date, the Debtors shall provide the DIP Administrative Agent with weekly and cumulative variance reporting on a line item basis for Cash Receipts, Cash Operating Disbursements and Cash Bankruptcy Disbursements, which reporting shall (i) detail the variance, if any, of actual cash disbursements and actual cash receipts from the Budget and (ii) provide an explanation of any per line item variance greater than 5.00% (the “Variance Report”).

Mandatory Prepayments:

Mandatory prepayment of the DIP Loans shall be required: (i) upon the consummation of an Acceptable 363 Sale (as defined below), or (ii) upon the effectiveness of an Acceptable Plan (as defined below), as an alternative to a sale.

DIP Obligations:

As used herein, the term “DIP Obligations” means (a) the due and punctual payment by the Debtors of (i) the unpaid principal amount of and interest on (including interest accruing after the maturity of the DIP Loans and interest accruing after the commencement of the Chapter 11 Cases) the DIP Loans, as and when due, whether at maturity, by acceleration or otherwise, and (ii) all other monetary obligations, including advances, debts, liabilities, obligations, fees, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise, of the Debtors to the DIP Lenders under the DIP Loan Documents and the Financing Orders, and (b) the due and punctual payment and performance of all covenants, duties, agreements, obligations and liabilities of the Debtor to the DIP Lender under or pursuant to the DIP Loan Documents and the Financing Orders.

Prepetition Obligations:

As used herein, the term “Prepetition Obligations” means, as of the Petition Date, the indebtedness of the Debtors to the to the Prepetition Lenders under the Prepetition Credit Agreement and all other documents executed and delivered in connection therewith (collectively, the “Prepetition Loan Documents”) in the approximate aggregate amount of $[147,100,000], which amount is the sum of: (i) principal in the amount of $107,551,191.90, plus (ii) accrued and unpaid interest in the amount of $2,322,806.99 (including interest at the Prepetition Default Rate in the amount of $250,952.78), plus (iii) Prepayment Premium(1) in the amount of $34,954,137.37, plus (iv) Back-End Facility Fee(2) in the amount of $2,151,023.84, plus (v) unreimbursed costs, fees and expenses in accordance with the Prepetition Loan Documents (collectively, the “Prepetition Obligations”).

Cash Collateral:

The Prepetition Lenders shall consent to the use of their “cash collateral” as defined in section 363(a) of the Bankruptcy Code (the “Cash Collateral”), all in accordance with the terms and conditions set forth in this Binding Term Sheet, the Financing Orders (as defined below), and the Budget; provided, that the DIP Loan Parties shall operate their cash management system in a manner that is the same as or substantially similar to their prepetition cash management system, including daily “sweeps” of cash from the DIP Loan Parties’ revenue lock-box to their main operating account which shall continue in the same or substantially similar manner as prior to the Petition Date.

Use of New Money DIP Loan Proceeds and Cash Collateral:

The proceeds of the New Money DIP Loans and Cash Collateral shall be available to finance, in each case in accordance with the Budget (as defined below):

1.             working capital and general corporate purposes of the Debtors,

2.             the pursuit of an Acceptable 363 Sale (as defined below), and

3.             bankruptcy-related costs and expenses, subject to the Carve Out (as defined below).

(1)  Prepayment Premium calculated in accordance with Section 3.03(a) (i) (B) of the Prepetition Credit Agreement.

(2)  Back-End Facility Fee is defined and set forth in the Fee Letter dated September 1, 2017.

Initial Approval by the Bankruptcy Court:

The use of Cash Collateral, the DIP Facility, this Binding Term Sheet and all terms and conditions set forth herein (collectively, the “Transactions”) shall be subject to the entry in the Bankruptcy Court of an interim order, in form and substance acceptable to the DIP Administrative Agent in its sole and absolute discretion, approving the Transactions (the “First Interim Order). In the event that the Second Interim Order (as defined below) is not entered in the Bankruptcy Court on or prior to December 21, 2018, the consent of the Prepetition Lenders to the use of Cash Collateral shall automatically terminate.

Documentation:

Definitive financing documentation with respect to the DIP Loans satisfactory in form and substance to the DIP Secured Parties (the “DIP Loan Documents”) shall be executed and delivered by the parties thereto on or prior to December 18, 2018, and shall be approved upon the entry in the Bankruptcy Court of a second interim order, in form and substance acceptable to the DIP Administrative Agent in its sole and absolute discretion, approving (among other things) the DIP Loan Documents (the “Second Interim Order”).

Documentation Principles:

The DIP Loan Documents shall, except as otherwise set forth herein, be based on and consistent with the Prepetition Credit Agreement and the other Prepetition Loan Documents, as modified by the terms set forth in this Binding Term Sheet and subject to (i) materiality qualifications and other exceptions that give effect to, permit and/or accommodate the structure of any Acceptable 363 Sale or Acceptable Plan, as applicable, (ii) modifications to reflect the status of the DIP Loan Parties as debtors-in-possession in the Chapter 11 Cases, and (iii) be negotiated in good faith within a reasonable (consistent with the term of this Binding Term Sheet) time period. This paragraph collectively referred to herein as the “Documentation Principles”.

Initial Funding, Roll Up and Prepetition Claim:

Subject to the terms and conditions set forth in the DIP Loan Documents and this Binding Term Sheet, including the Conditions Precedent (defined below):

1.             Upon the entry in the Bankruptcy Court of the Second Interim Order, in form and substance acceptable to the DIP Administrative Agent in its sole and absolute discretion, approving the DIP Loans, the continued use of Cash Collateral in accordance with this Binding Term Sheet, and providing Adequate Protection for the Prepetition Lenders in accordance with this Binding Term Sheet: (i) $11,500,000 of the New Money DIP Loans will be advanced for the liquidity needs of the Debtors in accordance with the Budget (the “First Advance”), and (ii) 100% of the Rollup DIP Loans will be used to discharge, on a dollar for dollar basis, all outstanding Prepetition Obligations, other than the Prepayment Premium and the Back-End Facility Fee. The indebtedness represented by the Prepayment Premium and the Back-End Facility Fee, including all accrued and unpaid postpetition interest from the Petition Date through and including the date of the entry of the Second interim Order (and as otherwise provided in the Second Interim Order), shall constitute a prepetition secured claim of the Prepetition Administrative Agent on behalf of the Prepetition Lenders (the “Remaining Prepetition Secured Claim”).

2.             The remaining $33,500,000 of New Money DIP Loans will be advanced for the liquidity needs of the Debtors in accordance with the Budget (the “Second Advance”) upon the entry in the Bankruptcy Court of a final order, in form and substance acceptable to the DIP Administrative Agent in its sole and absolute discretion, approving (among other things) the DIP Loans (the “Final Order” and collectively with the First Interim Order and the Second Interim order, the “Financing Orders”).

Security:

As security for the DIP Obligations, each Debtor shall grant to the DIP Lenders a security interest in and continuing lien on all of such Debtor’s right, title and interest in, to and under all the Debtor’s assets, including, but not limited to the following, in each case, whether now owned or existing or hereafter acquired, created or arising and wherever located (all of which being hereafter collectively referred to as the “DIP Collateral”): all assets and property of each Debtor and its estate, real or personal, tangible or intangible, now owned or hereafter acquired, whether arising before or after the Petition Date, including, without limitation, all contracts, contract rights, licenses, general intangibles, instruments, equipment, accounts, documents, goods, inventory, fixtures, documents, cash, cash equivalents, chattel paper, letters of credit and letter of credit rights, investment property, commercial tort claims, money, insurance, receivables, receivables records, deposit accounts, collateral support, supporting obligations and instruments, all interests in leaseholds and real properties, all patents, copyrights, trademarks, trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), all equity interests, all books and records relating to the foregoing, all other personal and real property of the Debtor, and all other collateral pledged under the DIP Loan Documents, any actions under sections 544, 545, 547, 548 and 550 of the Bankruptcy Code, other than any such actions acquired by the purchaser under an Acceptable 363 Sale (the “Avoidance Actions”), and all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (in each case as the foregoing are defined in the Uniform Commercial Code as in effect from time to time in the State of Delaware (and, if defined in more than one Article of such Uniform Commercial Code, shall have the meaning given in Article 9 thereof)); provided, that (i) the DIP Lender shall receive perfected security interests in and a lien on Avoidance Actions and their proceeds only upon entry of the Final Order; and (ii) the DIP Collateral shall not include the

Company’s directors and officers insurance policy or any proceeds thereof.

Priority and Liens:

All of the claims of the DIP Administrative Agent and the DIP Lenders under the DIP Facility with respect to the DIP Loans and the DIP Obligations shall at all times:

1.             pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority claim status in the Chapter 11 Cases (which claims shall be payable from and have recourse to all DIP Collateral);

2.             pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority lien on all DIP Collateral other than all property of the Debtors that is subject to valid and perfected liens in existence at the time of the commencement of the Chapter 11 Cases or subject to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (the “Prior Senior Liens”);

3.             pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by a perfected junior lien on all property of the Debtors that is subject to a Prior Senior Lien; and

4.             pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority, senior priming lien on all of the property of the Debtors (including, without limitation, inventory, receivables, equipment, machinery, intellectual property, general intangibles, real property, capital stock of subsidiaries, membership interests in limited liability companies) that is subject to the existing liens that secure the obligations of the Debtors to the Prepetition Lenders under or in connection with the Prepetition Loan Documents and the Prepetition Obligations.

Adequate Protection:

The Second Interim Order shall provide, as adequate protection for the use of the collateral securing the Remaining Prepetition Secured Claim and the priming of the liens and security interests granted to the Prepetition Secured Parties under the Prepetition Loan Documents (the “Prepetition Liens”), the Prepetition Lenders shall be entitled to receive, to the extent of any use of, or diminution in the value of, the collateral securing the Prepetition Obligations (the “Prepetition Obligations”):

1.             superpriority claim status;

2.             replacement liens on all DIP Collateral, junior only to the liens of the DIP Administrative Agent and the DIP Lenders, but subject to any Prior Senior Liens;

3.             commencing on the date upon which the Second Interim Order is entered in the Bankruptcy Court, payment on a monthly basis of postpetition interest accruing from such date at the Default Rate specified in the Prepetition Credit Agreement; and

4.             reimbursement of all fees, costs and expenses incurred in connection with defending the validity and enforceability of the Prepetition Obligations, the Prepetition Liens (as defined below) or the Remaining Prepetition Secured Claim.

Carve Out:

The liens on and security interests in the DIP Collateral and the super-priority administrative expense claims shall be subject to the “Carve Out.” For purposes hereof, the “Carve Out” means: (i) all unpaid fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code, (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under Section 729(b) of the Bankruptcy Code (the “Chapter 7 Trustee Fee Cap”); and (iii) in the event of the occurrence and during the continuance of an Event of Default, the payment of documented unpaid professional fees and disbursements incurred by the Borrower and any statutory committees appointed in the Chapter 11 Cases, in each case to the extent allowed by the Court, in an aggregate amount not to exceed all accrued and unpaid professional fees and disbursements owing as of the date of the Event of Default (whether allowed as of such date or subsequent thereto), plus $2,500,000; provided, that (a) no portion of the Carve Out shall be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to (i) the amount, extent, priority, validity, perfection or enforcement of the indebtedness of, or other claims against, the Debtors owing to the DIP Lenders or the Prepetition Lenders or (ii) the collateral securing such indebtedness or the perfection, priority or validity of the liens granted in favor of the DIP Lenders or the Prepetition Lenders with respect thereto, and (b) the Carve Out shall not reduce the amounts payable to the DIP Lenders under the DIP Loan Documents and to the Prepetition Lenders under the Prepetition Loan Documents.

Acceptable 363 Sale:

As used herein, the term “Acceptable 363 Sale” means a sale of all or substantially all of the Debtor’s assets pursuant to Section 363 of the Bankruptcy Code, subject to the following conditions:

1.             the DIP Administrative Agent shall have reviewed and approved in writing any bid procedures, “stalking horse” asset purchase agreement (the “Stalking Horse Purchase Agreement”), or any other related agreement; it being understood and agreed that the DIP Administrative Agent has reviewed and approved the form of

Stalking Horse Purchase Agreement with [BH], a corporation organized under the laws of British Columbia Canada (“BH”) and its wholly owned subsidiary [PURCHASER], a private limited company organized under the laws of Ireland (the “BH APA”), the agreements, schedules and exhibits thereto, and bid procedures related to it presented to the DIP Administrative Agent prior to the Petition Date;

2.             the sale order shall provide for the indefeasible repayment in full in cash of the DIP Facility upon consummation of the sale; and

3.             the sale shall be consummated not later than April 9, 2019.

Acceptable Plan:

As used herein, the term “Acceptable Plan” means a plan of reorganization or liquidation for each of the Chapter 11 Cases that:

1.             Is confirmed on or prior to March 15, 2019; provided, that the closing of the BH APA (or the asset purchase agreement of a higher bidder pursuant to an auction), has occurred on or before April 9, 2019.

2.             Either: (a) Pays the Remaining Prepetition Secured Claim (estimated to be $37.1 million) indefeasibly in full in cash on the effective date of such Acceptable Plan; OR

(b) Offers to the class of unsecured creditors, if they vote to accept such Acceptable Plan, the amounts set forth below, and satisfies the Remaining Prepetition Secured Claim by the applicable amounts below:

(i)             If there is a “shortfall” (i.e. the amount of remaining sale proceeds held for distribution is less than $37.1 million per the Budget) of $0.00 to $5 million, then the Prepetition Secured Parties shall receive $20 million in cash to satisfy the Remaining Prepetition Claim and $12 million in cash shall be made available for distributions to general unsecured creditors;

(ii)         If there is no shortfall but the amount of remaining sale proceeds exceeds $37.1 million then the excess proceeds up to $5 million shall be shared 75% to the Prepetition Secured Lenders and 25% to the general unsecured creditors, such that the Prepetition Secured Parties would receive a total up to $24 million in cash to satisfy in full the Remaining Prepetition Secured Claim and the general unsecured creditors up to $13 million in cash; and

(iii)      If there is no shortfall but the amount of remaining sale proceeds exceeds $42.1 million, then such excess proceeds shall be shared 50/50 as between the Prepetition Secured Lenders and the general unsecured creditors until, as applicable, the Prepetition Secured

Parties have received $37.1 million cash to satisfy the Remaining Prepetition Secured Claim and the general unsecured creditors have received payment in the full amount of their allowed claims.

(For the avoidance of doubt, a chart illustrating each waterfall scenario is attached as Exhibit C.)

3.              Assigns to the Debtors the Avoidance Actions (and/or proceeds thereof) given to the Prepetition Secured Lenders as adequate protection.

4.              Contains, to the maximum extent permissible by law, releases and other exculpatory provisions for the DIP Secured Parties, Prepetition Secured Parties and each of their respective affiliates in form and substance satisfactory to the DIP Administrative Agent and the Prepetition Administrative Agent in their sole and absolute discretion.

5.              Becomes effective on or before April 10, 2019.

6.              Is otherwise in form and substance reasonably satisfactory to the DIP Administrative Agent with respect to any provision that may adversely affect the DIP Secured Parties and/or the Prepetition Secured Parties.

Credit Bidding:

Each of the Financing Orders and the DIP Loan Documents shall provide that, in connection with an Acceptable 363 Sale or an Acceptable Plan that provides for the sale of the DIP Collateral, the DIP Administrative Agent and the Prepetition Administrative Agent shall have the right to credit bid up to and including the full amount of the DIP Obligations plus the full amount of the Remaining Prepetition Secured Claim for the DIP Collateral. Any such credit bid may provide for the assignment of the right to purchase the acquired assets to a newly formed acquisition vehicle. Notwithstanding the foregoing, the DIP Administrative Agent and the Prepetition Administrative Agent shall not be entitled to exercise such right to credit bid unless and until the BH APA is terminated or modified in a manner adverse in any material respect to the DIP Secured Parties.

Marshalling and Waiver of 506(c) Claims 552(b) Rights:

(i) Each of the Financing Orders shall provide, effective upon the entry of the Final Order, that in no event shall the DIP Administrative Agent, the DIP Lenders, the Prepetition Administrative Agent, or the Prepetition Lenders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral or the Prepetition Collateral (as defined below), (ii) the First Interim Order shall approve the waiver of all 506(c) claims on account of amounts covered by the Carve-Out, and (iii) the Final Order shall approve the waiver of all 506(c) claims and similar rights under 552(b).

Automatic Stay:

Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Financing Orders, as the case may be, upon the Maturity Date (whether by acceleration or otherwise), the DIP Secured Parties shall be entitled to immediate payment of all obligations under the DIP Facility and to enforce the remedies provided for under the DIP Loan Documents or under applicable law, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court, but subject to the following conditions (the “Waiting Period Procedures”):

1.              The DIP Secured Parties shall notify the DIP Loan Parties that the Maturity Date has occurred (such notice, a “Maturity Date Notice” and the date of any such notice, the “Maturity Date Notice Date”). A copy of any Maturity Date Notice shall be provided by email to the Debtors’ counsel.

2.              A waiting period shall commence upon delivery of the Maturity Date Notice and shall expire four (4) business days after the Maturity Date Notice Date (the “Waiting Period”). During the Waiting Period, the Debtors shall be entitled to seek an emergency hearing before the Bankruptcy Court for the sole purpose of contesting the occurrence of a Maturity Date (including, for the avoidance of doubt, contesting the occurrence of any breach, default, or Event of Default alleged to underlie the occurrence of the Maturity Date.

3.              During the Waiting Period, the Debtors may continue to use the DIP Collateral, including the Cash Collateral.

None of the DIP Secured Parties or the Prepetition Secured Parties shall object to any motion filed by the Debtors during the Waiting Period seeking such expedited hearing nor seek to reduce such Waiting Period.

Conditions Precedent:

The several obligations of the DIP Lenders to make the DIP Loans shall be conditioned on the satisfaction or waiver of the following:

1.              with respect to the First Advance of the New Money Dip Loans and the “Roll Up”:

a.             the filing by the Debtors of an Acceptable Plan and disclosure statement in the Bankruptcy Court not later than December 21, 2018;

b.             definitive DIP Loan Documents in form and substance acceptable to the DIP Administrative Agent in its sole and absolute discretion, shall have been executed and delivered by the parties thereto on or prior to December 18, 2018;

c.              the entry by the Bankruptcy Court of the Second Interim Order in form and substance acceptable to the

DIP Administrative Agent in its sole and absolute discretion; and

d.             the Debtors shall have been at all times in compliance with the Budget (subject to the Permitted Variances).

2.              with respect to the Second Advance of the New Money DIP Loans, the entry of the Final Order in form and substance acceptable to the DIP Administrative Agent in its sole and absolute discretion;

3.              with respect to the BH APA, the Bid Procedures Motion, the Sale Motion and the respective orders of the Bankruptcy Court related thereto shall not have been modified or amended in a manner adverse in any material respects to the rights and interests of the DIP Secured Parties without the prior written consent of the DIP Administrative Agent in its sole and absolute discretion; and

4.              other than the Designated Defaults or a Liquidity Covenant Default (as such terms are defined in the Limited Forbearance Agreement dated November 19, 2018, among the Debtors and the Prepetition Secured Parties, as amended by Amendment to Limited Forbearance Agreement dated December 5, 2018) and the event of default under the Prepetition Credit Agreement resulting from the Debtors filing for bankruptcy (and any default or other event of default arising therefrom or related thereto), no Default or Event of Default shall have occurred.

Representations and Warranties:

The representations and warranties of the DIP Loan Parties under the DIP Loan Documents shall be substantially similar to those set forth in the Prepetition Credit Agreement, subject to the Documentation Principles, and include the following, in each case subject to certain exceptions, qualifications, and carve outs to be set forth in the DIP Loan Documents and substantially consistent with the Documentation Principles:

a.              The Debtor is duly organized, validly existing, in good standing and qualified to do business in the state of its organization.

b.              As of the Petition Date, the approximate aggregate outstanding amount of the Prepetition Obligations is [$147,100,000], which amount is the sum of: (i) principal in the amount of $107,551,191.90, plus (ii) accrued and unpaid interest in the amount of $2,322,806.99 (including interest at the Prepetition Default Rate in the amount of $250,952.8), plus (iii) Prepayment Premium in the amount of $34,954,137.37, plus (iv) Back-End Facility Fee in the amount of $2,151,023.84, plus (v) unreimbursed costs, fees and expenses in accordance with the Prepetition Loan Documents.

c.               The stipulations of the Debtors in each of the Financing Orders are true, accurate and correct.

d.              The Debtor has full power and authority to operate and conduct its business, to execute, deliver and perform this Binding Term Sheet and associated documents and to incur obligations under this Binding Term Sheet, the DIP Loan Documents and the Financing Orders.

e.               Neither the DIP Obligations nor the Prepetition Obligations shall be subject to setoff or recoupment or any such rights under Bankruptcy Code section 553 or otherwise with respect to any claim the Debtor may have against the DIP Lender arising on or before the Petition Date.

f.                All material contracts and agreements with critical Vendors (the “Vendor Contracts”) and key customers (the “Customer Contracts”) shall remain in full force and effect and no defaults or termination events exist or have been asserted with respect to any such contracts, other than a default resulting from the commencement of the Chapter 11 Cases, or the insolvency or financial condition of the DIP Loan Parties; provided, that no such default shall result in a termination of the (i) BH APA or (ii) any material Vendor Contracts or Customer Contracts.

Affirmative Covenants:

The affirmative covenants of the DIP Loan Parties under the DIP Loan Documents shall be limited to the following, in each case subject to certain exceptions, qualifications, and carve outs to be set forth in the DIP Loan Documents and substantially consistent with the Documentation Principles:

a.              use the advances made under the DIP Facility and/or the Cash Collateral only for the purposes set forth herein and identified in the Budget, except as would not cause the Borrower’s cash disbursements on an aggregate basis for operating expenses to vary from the Budget by more than the applicable Operating Variance, and shall not use such funds to commence any action against the DIP Administrative Agent, the DIP Lenders or their respective affiliates, employees, directors, officers or principals;

b.              permit the DIP Secured Parties and their representatives and designees to visit and inspect the properties, books and records of the Debtor upon reasonable notice at the Debtor’s expense;

c.               subject to the Budget, pay all taxes, assessments, contributions and other governmental charges imposed upon any Debtor or any of its properties or assets as they become due and payable, to the extent payment and/or enforcement thereof is not stayed as a result of the Chapter 11 Cases;

d.              maintain in good working order all material properties used in the Borrower’s business, as and to the extent in good working order as of the Petition Date;

e.               maintain insurance with respect to the business and property of the Debtors against loss of the kind and in the amounts maintained by the Debtors as of the Petition Date;

f.                comply in all material respects with the requirements of all applicable laws;

g.               cause its financial professionals to provide the DIP Secured Parties and the Prepetition Secured Parties with detailed weekly status reports regarding the post-petition marketing efforts and provide any information regarding the Acceptable Sale that the DIP Lenders/Prepetition Lenders may request;

h.              comply in all material respects with the schedule of Case Milestones (as defined below);

i.                  promptly upon request execute and deliver such documents and do such other acts as the DIP Secured Parties may reasonably request in connection with the DIP Facility, and in accordance with the DIP Loan Documents (including but not limited to execution of any additional security documents that may be required); and

j.                 comply with all obligations of the Debtors under the DIP Loan Documents and the Financing Orders.

Negative Covenants:

The negative covenants of the DIP Loan Parties under the DIP Loan Documents shall be limited to the following, in each case subject to certain exceptions, qualifications, and carve outs to be set forth in the DIP Loan Documents and substantially consistent with the Documentation Principles:

a.              incur any indebtedness (other than the borrowings under the DIP Facility and obligations permitted to be incurred under the Budget, any other indebtedness permitted to be incurred by the DIP Lenders and the Bankruptcy Court, and any unsecured obligations incurred in the ordinary course of business by the Debtors and permitted to be incurred by the Budget);

b.              incur any liens other than liens permitted in writing by the DIP Administrative Agent in its sole and absolute discretion;

c.               make any investments in any person or make any loan to any person (other than as permitted in writing by the DIP Administrative Agent in its sole and absolute discretion);

d.              engage in any business other than the business engaged in by the Debtors on the Petition Date;

e.               sell any assets outside the ordinary course of business (i) except with the written consent of the DIP Administrative Agent in its sole and absolute discretion, or (ii) unless such sale results in the indefeasible payment in full in cash of the DIP Obligations;

f.                acquire assets, merge, consolidate or dissolve without the consent of the DIP Administrative Agent in its sole and absolute discretion;

g.               terminate or agree to any modification to any organizational documents of any Debtor except with the written consent of the DIP Administrative Agent in its sole and absolute discretion;

h.              engage in any transactions with insiders without the written consent of DIP Administrative Agent in its sole and absolute discretion, except as set forth in the Budget;

i.                  use proceeds of the Carve Out, DIP Collateral or Prepetition Collateral except as set forth herein, including, but not limited to, investigate or challenge the validity, perfection, priority, extent, or enforceability of Prepetition Liens; provided, that not more than $75,000 of the proceeds of the Carve Out, DIP Collateral or Prepetition Collateral may be set aside for use by any statutory committees appointed in the Chapter 11 Cases for purposes of investigating such validity, perfection, priority, extent or enforceability of Prepetition Liens

j.                 amend the any of the Financing Orders or the Budget without the DIP Lenders’ consent;

k.              agree to entry of any order precluding or modifying the DIP Lenders’ and Prepetition Lenders’ rights to “credit bid” up to the full amount of the outstanding DIP Loans plus the Remaining Prepetition Secured Claim for the Debtor’s assets; or

l.                  other than the Carve Out, consent to the granting of adequate protection payments or liens, super-priority administrative expense claims or liens having priority senior or pari passu with those granted to the DIP Lenders or Prepetition Lenders, except as permitted by the DIP Loan Documents.

Case Milestones:

The milestone schedule with which the Debtors shall comply, for the purpose of ensuring the timely pursuit and consummation of an Acceptable 363 Sale on or before April 9, 2019 or the consummation of an Acceptable Plan on or before April 10, 2019, shall be as set forth on Exhibit D hereto.

Events of Default:

The Events of Default under the DIP Loan Documents shall be substantially similar to those set forth in the Prepetition Credit Agreement, subject to the Documentation Principles, and include the following, in each case subject to certain exceptions, qualifications, cure periods, and carve-outs to be set forth in the DIP Loan Documents and substantially consistent with the Documentation Principles:

a.              The failure by the Debtors to perform or comply with any term, condition, covenant or obligation (including a payment obligation) contained in the DIP Loan Documents or any of the Financing Orders.

b.              The cessation of the DIP Facility to be in full force and effect or the DIP Facility being declared by the Bankruptcy Court to be null and void or the validity or enforceability of the DIP Facility being contested by any Debtor or any Debtor denying in writing that it has any further liability or obligation under the DIP Facility or the DIP Lenders ceasing to have the benefit of the liens granted by the Financing Orders.

c.               The entry of any order of the Bankruptcy Court granting to any third party a claim or lien pari passu with or senior to that granted to the DIP Lenders hereunder.

d.              Until the DIP Obligations are repaid in full, the Debtors shall make any payment of principal or interest or otherwise on account of any indebtedness for borrowed money or payables other than the DIP Obligations under the DIP Facility or other than in accordance with the Budget approved by the DIP Administrative Agent in its sole and absolute discretion.

e.               The Debtor fails to make any interest payments due under the any of the Financing Orders within three (3) business days of when due.

f.                Failure of the Debtor to meet any of the applicable Case Milestones (other than as the result of any action or omission of the DIP Secured Parties).

g.               Failure of the Debtors to maintain cash disbursements and collections within the Permitted Variance under the Budget.

h.              The entry of an order converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or the Debtors filing a motion or not opposing a motion seeking such relief.

i.                  The entry of an order dismissing the Chapter 11 Cases, or the Debtors filing a motion or not opposing a motion seeking such relief without the consent of the DIP Lenders.

j.                 The entry of an order in the Chapter 11 Cases appointing any examiner having expanded powers or a trustee to operate all or any part of the Borrower’s business.

k.              The entry of an order in the Chapter 11 Cases granting relief from the automatic stay so as to allow a third party or third parties to proceed against any material (in the DIP Administrative Agent’s sole discretion) property, including the collateral pledged pursuant to the DIP Facility and the Prepetition Liens, of the Debtor or to commence or continue any prepetition litigation against the Debtors involving potential liability not covered by insurance, in excess of $1,000,000 in the aggregate.

l.                  The entry of an order in the Chapter 11 Cases charging any of the DIP Collateral or Prepetition Collateral under Section 506(c) of the Bankruptcy Code against the DIP Secured Parties or Prepetition Secured Parties or the commencement of other actions by any DIP Loan Party or affiliate thereof that challenges the rights and remedies of any of the DIP Secured Parties under the DIP Facility or Prepetition Secured Parties under the Prepetition Credit Agreement in any of the Chapter 11 Cases or in a manner inconsistent with the DIP Loan Documents.

m.          Without the prior written consent of the Agent and other than in respect of the DIP Facility and the Carve-Out, the bringing of any motion or taking of any action seeking entry of an order, or the entry of an order by the Bankruptcy Court, in any of the Chapter 11 Cases (i) granting superpriority administrative expense status to any claim pari passu with or senior to the claims of the DIP Secured Parties or the Prepetition Secured Parties, (ii) permitting the Debtors to obtain financing under Section 364 of the Bankruptcy Code, (iii) permitting the Debtors to grant security interests or liens under Section 364 of the Bankruptcy Code, (iv) permitting the Debtors to use cash collateral under Section 364 of the Bankruptcy Code, or (v) authorizing the Debtors to take other actions adverse to any DIP Credit Party or any Prepetition Credit Party or their rights and remedies under the DIP Loan Documents, the Prepetition Credit Agreement or their interest in Prepetition Collateral or the DIP Collateral under Section 364 of the Bankruptcy Code.

n.              The entry of any order terminating any Debtor’s exclusive right to file a plan of reorganization or the expiration of any Debtor’s exclusive right to file a plan of reorganization.

o.              There shall arise any superpriority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the claims of the DIP Secured Parties, except with respect to the Carve-Out and as set forth in the DIP Loan Documents.

p.              The entry of any order in the Chapter 11 Cases which provides adequate protection, or the granting by any DIP Loan Party of similar relief in favor of any one or more of any DIP Loan Party’s prepetition creditors, contrary to the terms and conditions of any of the Financing Orders or the DIP Loan Documents.

q.              The DIP Loan Parties or any of their subsidiaries or affiliates, or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist, acquiesce to, or otherwise participate as an adverse party in any suit or other proceeding against any DIP Credit Party or any Prepetition Credit Party regarding the DIP Facility or the Prepetition Secured Parties regarding the Prepetition Credit Agreement.

r.                 A plan of reorganization shall be filed by the Debtors, or be confirmed in any of the Chapter 11 Cases that is not an Acceptable Plan, or any order shall be entered which dismisses any of the Chapter 11 Cases and which order (i) does not provide for termination of the unused commitments under the DIP Facility and payment in full in cash of the DIP Loan Parties’ obligations under the DIP Facility, (ii) does not provide, to the extent permitted by applicable law, for release and exculpatory provisions relating to the DIP Secured Parties and the Prepetition Secured Parties that are satisfactory to the

DIP Administrative Agent and the Prepetition Administrative Agent in their sole and absolute discretion and (iii) is not otherwise reasonably satisfactory to the DIP Administrative Agent and the Prepetition Administrative Agent in their sole and absolute discretion, or any of the DIP Loan Parties or any of their subsidiaries or affiliates, shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order.

s.                Any judgment or order as to liability not covered by insurance, or debt for the payment of money, in excess of $1,000,000 shall be rendered against the Debtors (individually or in the aggregate), and the enforcement thereof shall not have been stayed.

t.                 The Bankruptcy Court shall enter an order authorizing the sale of all or substantially all of the assets of the Debtors unless (i) such order contemplates indefeasible repayment in full in cash of the DIP Facility upon consummation of the sale or (ii) consummated as part of an Acceptable Plan.

u.              The entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the obligations under the DIP Facility, the DIP Loan Documents, the Prepetition Credit Agreement or any related documents or the taking of any action by any DIP Loan Party to challenge, support or encourage a challenge of any such payments.

v.              The Final Order and the terms thereof shall cease to create a valid and perfected security interest and lien on the DIP Collateral.

w.            The Final Order does not include a waiver, in form and substance satisfactory to the Agent in its sole and absolute discretion, of (i) the right to surcharge the Prepetition Collateral and/or the DIP Collateral under Section 506(c) of the Bankruptcy Code; (ii) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the liens of the Prepetition Administrative Agent on the Prepetition Collateral to any proceeds, products, offspring, or profits of the Prepetition Collateral acquired by any DIP Loan Party after the Petition Date and (iii) the doctrine of marshalling.

x.              The filing or support of any pleading by any DIP Loan Party (or any affiliate thereof) seeking, or otherwise consenting to, any relief the granting of which could reasonably be expected to result in the occurrence of an Event of Default.

y.              Any non-monetary, judgment or order with respect to a post-petition event shall be rendered against any Debtor which does or would reasonably be expected to (i) cause a material adverse change in the financial condition, business, prospects, operations or assets of the Debtors as a whole or (ii) have a material adverse effect on the rights and remedies of the DIP Lenders, and, in each case, there shall be a period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

z.               Any of the Financing Orders being amended or modified without the consent of the DIP Lenders.

aa.       Any Vendor Contract or Customer Contract is terminated or modified without the prior written consent of the DIP Administrative Agent in its sole and absolute discretion, and such modification or termination does or would reasonably be expected to (i) cause a material adverse change in the financial condition, business, prospects, operations or assets of the Debtors as a whole, (ii) have a material adverse effect on the rights and remedies of the DIP Secured Parties, or (iii) result in a termination of the BH APA.

bb.       The commencement of any investigation by, or issuance of any recall order by, the U.S. Food and Drug Administration, and such FDA investigation or recall order does or would reasonably be expected to (i) cause a material adverse change in the financial condition, business, prospects, operations or assets of the Debtors as a whole, (ii) have a material adverse effect on the rights and remedies of the DIP Secured Parties, or (iii) result in a termination of the BH APA.

cc.         The commencement of any investigation of any Debtor by any federal or state agency or other governmental or judicial entity, and such investigation does or would reasonably be expected to (i) cause a material adverse change in the financial condition, business, prospects, operations or assets of the Debtors as a whole, (ii) have a material adverse effect on the rights and remedies of the DIP Secured Parties, or (iii) result in a termination of the BH APA.

dd.       The issuance by the Internal Revenue Service or any state tax authority of one or more deficiency notices exceeding, in the aggregate, $1,000,000 at any time.

ee.         The closing of an Acceptable 363 Sale shall not have occurred on or prior to March 31, 2019, and the Budget shall not have been modified by the DIP Loan Parties (with the consent of the DIP Administrative Agent in its sole an absolute discretion) to reflect and forecast the DIP Loan Parties’ Cash Receipts, Cash Operating Disbursements and Cash

Bankruptcy Disbursements for the period commencing on April 1, 2019 through and including April 10, 2019 (subject to Permitted Variances).

Remedies:

Notwithstanding the provisions of Section 362 of the Bankruptcy Code, but subject to the Waiting Period Procedures and any other applicable provisions of the Financing Orders, as the case may be, if any Event of Default occurs and is continuing, the DIP Secured Parties may take any or all of the following actions:

a.              declare by a Maturity Date Notice the commitment of the DIP Lenders to make Loans and consent to use of Cash Collateral to be terminated, whereupon such commitment and consent shall be terminated;

b.              declare a Maturity Date Notice the unpaid amount of the DIP Obligations and the Prepetition Obligations, all interest accrued and unpaid thereon, and all other amounts owing or payable under the DIP Loan Documents, the Prepetition Loan Documents, this Binding Term Sheet and the Financing Orders;

c.               to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Debtor; or

d.              take any other action or exercise any other right or remedy (including, without limitation, with respect to the liens in favor of the DIP Administrative Agent and the DIP Lenders) permitted under the Dip Loan Documents, or by applicable law.

Expenses and Indemnification:

The DIP Administrative Agent and the DIP Lenders (and their affiliates and respective officers, directors, employees, advisors and agents) (each such person, an “Indemnitee”) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person. Such indemnity shall not be available (i) to the extent arising from a material breach of any obligation of such Indemnitee under the DIP Loan Documents or (ii) to the extent arising out of any loss, claim, damage, liability or expense that does not involve an act or omission of the DIP Loan Parties and that is brought by an Indemnitee against another Indemnitee (other than claims against an Indemnitee in its capacity or in fulfilling its role as DIP Administrative Agent or any similar role under the DIP Loan Documents).

Governing Law:	New York.

{Signatures follow.}

IN WITNESS WHEREOF, the parties hereto have caused this Binding Term Sheet to be executed as of the date first set forth above.

DIP LOAN PARTIES:

SYNERGY PHARMACEUTICALS INC., as Borrower

By:	/s/ Gary G. Gemignani

Name: Gary G. Gemignani

Title: EVP, Chief Financial Officer

SYNERGY ADVANCED PHARMACEUTICALS, INC., as Guarantor

By:	/s/ Gary G. Gemignani

Name: Gary G. Gemignani

Title: EVP, Chief Financial Officer

CRG SERVICING LLC, as DIP Administrative Agent

By	/s/ Nathan Hukill
Nathan Hukill
President

DIP LENDERS:

CRG PARTNERS III L.P.
By CRG PARTNERS III GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

	By	/s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

CRG PARTNERS III (CAYMAN) UNLEV AIV I L.P.
By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

	By	/s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

	Witness:	/s/ Nicole Nesson
	Name:	Nicole Nesson

CRG PARTNERS III—PARALLEL FUND “A” L.P.
By CRG PARTNERS III—PARALLEL FUND “A” GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

	By	/s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

CRG PARTNERS III—PARALLEL FUND “B” L.P.
By CRG PARTNERS III—PARALLEL FUND “B” GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

	By	/s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

CRG PARTNERS III (CAYMAN) LEV AIV I L.P.
By CRG PARTNERS III (CAYMAN) GP L.P., its General Partner
By CRG PARTNERS III GP LLC, its General Partner

	By	/s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

	Witness:	/s/ Nicole Nesson
	Name:	Nicole Nesson

CRG ISSUER 2017-1
By CRG SERVICING LLC, acting by power of attorney

By	/s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

EXHIBIT A: DIP LENDERS AND COMMITMENTS

Lender	$ Amount	Proportionate Share
CRG Partners III L.P.	7,618,864	4.919%
CRG Partners III (Cayman) Unlev AIV I L.P.	7,743,700	5.000%
CRG Partners III — Parallel Fund “A” L.P.	12,497,080	8.069%
CRG Partners III — Parallel Fund “B” L.P.	18,000,000	11.622%
CRG Partners III (Cayman) Lev AIV I L.P.	13,500,000	8.717%
CRG Issuer 2017-1	95,514,355	61.672%
Total	154,873,999	100.000%

EXHIBIT B: BUDGET

Prepared at the Direction of Counsel
Privileged and Confidential
DRAFT -Subject to Material Change
For Professional Eyes ONLY

($ in Thousands)

Fiscal Year:	2018	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019	2019	2019	2018-2019
Week Ended:	12/14/18	12/21/18	12/28/18	01/04/19	01/11/19	01/18/19	01/25/19	02/01/19	02/08/19	02/15/19	02/22/19	03/01/19	03/08/19	03/08/19
Actual / Forecast:	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast

Post-Petition Week:	Week 1	Week 2	Weak 3	Week 4	Week 5	Week 6	Week 7	Week 8	Week 9	Week 10	Week 11	Week 12	Week 13	Total

13-Week Cash Flow Budget

Operating Receipts
Sales Receipts	$1,039	$1,712	$1,806	$1,891	$1,766	$1,766	$1,766	$1,766	$1,766	$1,766	$1,766	$1,766	$—	$20,579
Other Receipts	—	—	—	40	—	—	—	40	—	—	—	40	—	120
Total Operating Receipts	$1,039	$1,712	$1,806	$1,931	$1,766	$1,766	$1,766	$1,806	$1,766	$1,766	$1,766	$1,806	$—	$20,699

Operating Disbursements
Payroll	—	—	(1,823)	—	(1,823)	—	—	(1,823)	—	(3,545)	—	(1,823)	—	(10,837)
Sales & Marketing	—	(101)	—	(713)	(4)	(4)	(4)	(887)	(4)	(139)	(4)	(887)	—	(2,749)
GTN (Relay/TC)	—	(89)	(386)	(1,920)	(372)	—	(150)	(970)	(476)	(1,333)	(150)	(8,163)	—	(14,009)
Inventory	—	(15)	(3,716)	(103)	(157)	(1)	(1)	(4,353)	(1)	(1)	(1)	(43)	—	(8,390)
R&D / Regulatory	—	—	(342)	(666)	—	—	(405)	(425)	(95)	—	—	(385)	—	(2,318)
G&A	—	—	—	(201)	(15)	(15)	(15)	(201)	(15)	(125)	(15)	(481)	—	(1,083)
Other Disbursements	—	(733)	(131)	—	(700)	(72)	(733)	(131)	(700)	(447)	(733)	(131)	(500)	(5,010)
Total Operating Disbursements	$—	$(939)	$(6,397)	$(3,603)	$(3,070)	$(92)	$(1,308)	$(8,790)	$(1,291)	$(5,589)	$(903)	$(11,912)	$(500)	$(44,395)

Operating Cash Flow	$1,039	$773	$(4,591)	$(1,672)	$(1,304)	$1,674	$458	$(6,983)	$475	$(3,823)	$863	$(10,106)	$(500)	$(23,696)

Non-Operating Disbursements
Interest	—	—	(258)	(279)	—	—	—	(2,095)	—	—	—	(1,837)	—	(4,469)
Total Non-Operating Disbursements	$—	$—	$(258)	$(279)	$—	$—	$—	$(2,095)	$—	$—	$—	$(1,837)	$—	$(4,469)

Bankruptcy Related Disbursements
DIP Financing Fees	—	(900)	—	—	—	—	—	—	—	—	—	(1,350)	—	(2,250)
Professional Fees	—	(200)	—	—	—	(650)	—	(395)	—	(4,153)	—	(1,490)	—	(6,889)
Utility Deposit	(30)	—	—	—	—	—	—	—	—	—	—	—	—	(30)
Total Bankruptcy Related Disbursements	$(30)	$(1,100)	$—	$—	$—	$(650)	$—	$(395)	$—	$(4,153)	$—	$(2,840)	$—	$(9,169)

Net Cash Flow before Financing	$1,009	$(827)	$(4,849)	$(1,950)	$(1,304)	$1,024	$458	$(9,474)	$475	$(7,976)	$863	$(14,784)	$(500)	$(37,884)

Cash Balance
Beginning Cash Balance	14,328	15,336	26,509	21,660	53,210	51,906	52,930	53,389	43,915	44,390	36,414	37,277	52,171	14,328
Net lash Flow before Financing	1,009	(327)	(4,849)	(1,950)	(1,304)	1,024	458	(9,474)	475	(7,976)	863	(14,784)	(500)	(37,334)
DIP Proceeds (New Money)	—	11,500	—	33,500	—	—	—	—	—	—	—	—	—	45,000
DIP Paydown	—	—	—	—	—	—	—	—	—	—	—	(155,323)	—	(155,323)
363 Sale Proceeds	—	—	—	—	—	—	—	—	—	—	—	185,000	—	185,000
Ending Cash Balance	$15,336	$26,500	$21,660	$53,210	$51,906	$52,930	$53,389	$43,915	$44,390	$36,414	$37,277	$52,171	$51,671	$51,671

EXHIBIT C: ACCEPTABLE PLAN ILLUSTRATION

Synergy Pharmaceuticals	Confidential Preliminary Working Draft
Illustrative Sharing Waterfall	Work Product Prepared at the Direction of Counsel: For Discussion Purposes Only

Distributable Cash After Wind-Down		30,100	32,100	34,100	37,100	39,600	42,100	44,600	47,100	49,600	52,100	54,600	57,100	59,600	62,100	64,600	67,100	69,600	72,100
(Shortfall) / Excess		(7,000)	(5,000)	(3,000)	—	2,500	5,000	7,500	10,000	12,500	15,000	17,500	20,000	22.500	25,000	27,500	30,000	32,500	35,000

Initial Sharing
Proceeds to Secured Lender		30,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	20,100	29,100	20,100
Proceeds to Unsecureds		—	12,000	12,000	12,000	12.000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000	12,000

Range 1 (Shortfall <5M)	100%	N/A	—	2,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Range 2 (Excess up to 5M)	75%	N/A	—			1,875	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,750	3,760	3,750	3,750
Range 3 (Excess Above 5M)	50%	N/A	—			—	—	1,250	2,500	3,750	5,000	6,250	7,500	8,750	10,000	11,250	12,500	13,750	15,000
Total Sharing Proceeds to Secured Lender			—	2,000	5,000	6,875	8,750	10,000	11,250	12,500	13,750	15,000	16,250	17,000	17,000	17,000	17,000	17,000	17,000

Total Proceeds from Distributable Cash After Wind-Down
Secured Lender		30,100	20,100	22,100	25,100	26,975	28,850	30,100	31,350	32,600	33,850	35,100	36,350	37,100	37,100	37,100	37,100	37,100	37,100
Unsecureds			12,000	12,000	12,000	12,625	13,250	14,500	15,750	17,000	18,250	19,500	20,750	22,500	25,000	27,500	30,000	32,500	35,000

Secured Claim Deficiency
Recovery %	37,100	81%	54%	60%	68%	73%	78%	81%	85%	88%	91%	95%	98%	100%	100%	100%	100%	100%	100%
Unsecured Claims
Recovery %	38,603	0%	31%	31%	31%	33%	34%	38%	41%	44%	47%	51%	54%	58%	65%	71%	78%	84%	91%

EXHIBIT D: CASE MILESTONE SCHEDULE

Budget

1.              On or before the Petition Date, the DIP Administrative Agent shall have approved, based on then current information, the Budget.

2.              On or before December 18, 2018, the DIP Administrative Agent shall have reaffirmed its approval, based on then then current information, of the Budget, or the DIP Loan Parties shall have adopted a revised budget acceptable to the DIP Administrative Agent in its sole and absolute discretion.

DIP Facility

1.              Not later than the Petition Date, the Debtors shall file with the Bankruptcy Court a motion seeking approval of the DIP Facility, this Binding Term Sheet, the DIP Loans, and all fees, expenses, indemnification, and other obligations contemplated thereunder.

2.              Not later than 3 days following the Petition Date, the Bankruptcy Court shall have entered the First Interim Order.

3.              Not later than December 18, 2018, finalize DIP Credit Agreement.

4.              Not later than December 21, 2018, the Bankruptcy Court shall have entered the Second Interim Order.

5.              Not later than January 15, 2019, the Bankruptcy Court shall have entered the Final Order.

Acceptable 363 Sale

1.              Not later than December 12, 2019, the Debtors shall file with the Bankruptcy Court Sale Motion and Bid Procedures Motion, in each case acceptable to the DIP Administrative Agent in its sole and absolute discretion.

2.              Not later than January 4, 2019, a Bid Procedures Hearing shall be held in the Bankruptcy Court.

3.              The deadline for bidding shall be a date not later than February 9, 2019.

4.              The date specified for an auction, if necessary, shall be a date not later than February 12, 2019.

5.              Not later than February 15, 2019, a Sale Hearing shall be held in the Bankruptcy Court.

6.              The closing of the Acceptable 363 Sale shall occur on or before April 9, 2019.

Acceptable Plan

1.              Not later than January 4, 2019, the Debtors shall file their Schedules and Statement of Financial Affairs.

2.              The bar date for filing proofs of claim shall be a date not later than February 11, 2019.

3.              Not later than December 21, 2019, the Debtors shall file with the Bankruptcy Court an Acceptable Plan and a disclosure statement with respect thereto.

4.              Not later than February 18, 2019, the Bankruptcy Court shall enter an order approving a disclosure statement with respect to an Acceptable Plan.

5.              Not later than March 15, 2019, the Bankruptcy Court shall enter an order confirming an Acceptable Plan.

6.              Not later than Apri1 10, 2019, such Acceptable Plan shall become effective.